Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

March 19, 2013

Mr. Segun Omidele
CAMAC Energy, Inc.
1330 Post Oak Blvd. Suite 2550
Houston, Texas 77056

CONSENT OF GAFFNEY, CLINE & ASSOCIATES, INC.

As independent reserve engineers for CAMAC Energy Inc. (CAMAC), Gaffney, Cline & Associates, Inc. (GCA) hereby confirms that it has granted and not withdrawn its consent to the inclusion of information contained in our report as of December 31, 2012, and to the inclusion of our report as an exhibit in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, of CAMAC Energy Inc. and in the registration statements (File No. 333-163869 and File No. 333-167013) on Form S-3 and (File No. 333-152061, File No. 333-160737, and File No. 333-175294) on Form S-8.

Very truly yours,

GAFFNEY, CLINE & ASSOCIATES, INC.

/s/ Rawdon J.H. Seager
Technical Director